                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                          Nextel Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[NEXTEL LOGO]                           NEXTEL COMMUNICATIONS, INC.
                                        1505 Farm Credit Drive, McLean, VA 22102
                                        703-394-3000

                                                     April 7, 1999

To Our Stockholders:

     On behalf of the Board of Directors of Nextel Communications, Inc. ("Nextel"), I cordially invite you to attend the Annual Meeting of Stockholders of Nextel (the "Annual Meeting") to be held at Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 20190 on Tuesday, May 11, 1999 at 10:00 a.m., local time. A Notice of Annual Meeting, form of proxy and a proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.

     We urge you to attend the Annual Meeting. Your participation in the affairs of Nextel is important. The Annual Meeting is an excellent opportunity for Nextel's management to discuss Nextel's progress with you in person.

     Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether you intend to attend in person, please complete, sign, date and return the enclosed proxy promptly. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, if you wish, even if you have previously returned your form of proxy.

     We look forward to seeing you on May 11.

                                               Sincerely,

                                               /s/ DANIEL F. AKERSON

                                               Daniel F. Akerson
                                               Chairman of the Board and
                                               Chief Executive Officer

                                [NEXTEL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 11, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Nextel Communications, Inc. ("Nextel") will be held on May 11, 1999 at 10:00 A.M. local time at:

                       Hyatt Regency Reston
                       Reston Town Center
                       1800 Presidents Street
                       Reston, Virginia 20190

     The purpose of the meeting is:

        (1) To elect three directors of Nextel to hold office for a three-year term ending on the date of the third succeeding Annual Meeting of Stockholders of Nextel and until their respective successors shall have been duly elected and qualified;

        (2) To ratify the appointment of Deloitte & Touche LLP as the firm of independent auditors to audit the consolidated financial statements of Nextel and its subsidiaries for 1999; and

        (3) To consider and take action upon any other business that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has established the close of business on March 17, 1999, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ DANIEL F. AKERSON

                                          DANIEL F. AKERSON
                                          Chairman of the Board

McLean, Virginia
April 7, 1999

                          NEXTEL COMMUNICATIONS, INC.
                             1505 FARM CREDIT DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 394-3000

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1999
                            ------------------------

                              GENERAL INFORMATION

     This proxy statement is being furnished to stockholders of Nextel Communications, Inc., a Delaware corporation, as of March 17, 1999, the record date established by Nextel's Board of Directors, in connection with the Annual Meeting of Stockholders of Nextel to be held at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 20190, on Tuesday, May 11, 1999 at 10:00 a.m. local time, and any adjournments or postponements of the Annual Meeting.

     At the Annual Meeting, stockholders will be asked to consider and vote upon the election of directors and to ratify the appointment of Deloitte & Touche LLP as Nextel's independent auditors for fiscal year 1999.

SOLICITATION, USE AND REVOCATION OF PROXIES

     Nextel's Board of Directors solicits the accompanying proxy for use at the Annual Meeting. A proxy may be revoked at any time prior to its use by:

     - delivering to Nextel's General Counsel a signed notice of revocation or a later dated proxy;

     - attending the Annual Meeting and voting in person; or

     - giving notice of revocation of the proxy at the Annual Meeting.

     Attendance at the Annual Meeting does not constitute the revocation of a proxy. Prior to the Annual Meeting, any written notice of revocation should be sent to Nextel Communications, Inc., 1505 Farm Credit Drive, McLean, Virginia 22102, Attention: General Counsel. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to Nextel's General Counsel before a vote is taken on each matter. You may be asked to present documents for the purpose of establishing your identity as a Nextel stockholder. This proxy statement, the accompanying proxy card and the 1998 Annual Report to Stockholders are being mailed or otherwise distributed to you on or about April 9, 1999.

     The shares represented by properly executed proxies will be voted according to the instructions indicated on those proxies. Properly executed proxies received with no instructions will be voted:

     - "FOR" the election of the nominees for director named in this proxy statement or substitute nominees the Board of Directors may designate,

     - "FOR" ratification of Deloitte & Touche LLP as the firm of independent accountants to audit the consolidated financial statements of Nextel and its subsidiaries for 1999, and

     - at the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES

     The Board of Directors has established the close of business on March 17, 1999 as the record date for determining stockholders entitled to receive notice of and vote on proposals at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     Only holders of record of Nextel's Class A Common Stock, par value $0.001 per share (the "Common Stock") and Nextel's Class A Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock") on the record date are entitled to vote at the Annual Meeting.

     Each holder of record of Common Stock at the close of business on March 17, 1999 is entitled to one vote per share on each matter to be voted upon by the stockholders at the Annual Meeting other than the election of the director nominated by the holder of the Class A Preferred Stock (the "Class A Preferred Director"). The holder of record of the Class A Preferred Stock at the close of business on the record date is entitled to one vote per share of Common Stock into which its shares of Class A Preferred Stock are convertible on the record date. The holder of Class A Preferred Stock is entitled to vote those shares together with the holders of Common Stock on each matter to be voted upon at the Annual Meeting other than the election of directors. The holder of the Class A Preferred Stock is entitled to vote those shares as a separate class on the election of the Class A Preferred Director. As of the record date, there were 274,369,629 shares of Common Stock issued and outstanding and 7,905,981 shares of Class A Preferred Stock (convertible into 23,717,943 shares of Common Stock) issued and outstanding.

QUORUM, VOTING REQUIREMENTS AND EFFECT OF ABSTENTIONS AND NON-VOTES

     At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when holders of a majority of the total number of outstanding shares of Common Stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting.

     The inspectors will treat properly executed proxies marked "ABSTAIN" or required to be treated as "non-votes" as present for purposes of determining whether there is a quorum at the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The three nominees for director (other than the Class A Preferred Director) who receive a plurality of the votes cast by the holders of the Common Stock, voting as a separate class, and the nominee for Class A Preferred Director who receives a plurality of the votes cast by the holder of the Class A Preferred Stock, voting as a separate class, in each case in person or by proxy at the Annual Meeting, will be elected.

     All other matters will require the approval of a majority of the votes cast by the Common Stock and the Class A Preferred Stock, voting as a single class, in person or by proxy at the Annual Meeting. Abstentions and non-votes will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     Pursuant to Nextel's By-Laws, the Board of Directors is divided into three classes of directors, with each class having a number of directors as nearly equal as possible and with the terms of each class expiring in a different year. As provided in the terms of the Class A Preferred Stock, the holder of the Class A Preferred Stock is entitled to elect three Class A Preferred Directors or such greater number as is necessary to cause the total number of Class A Preferred Directors to equal 25% of the total number of members of the Board of Directors. In electing such directors, the holder of the Class A Preferred Stock votes separately as a class. The Class A Preferred Directors are to be allocated as equally as possible among Nextel's three classes of directors. Prior to November 18, 1998 there were only two Class A Preferred Directors and no Class A Preferred Director allocated to the class of directors whose term ends in 2000. Pursuant to the terms of the Class A Preferred Stock, on November 18, 1998, Digital Radio, L.L.C. (the "McCaw Investor"), as the sole holder of the Class A Preferred Stock, appointed William
A. Hoglund as the third Class A Preferred Director. The holders of the Common Stock are not entitled to vote for the Class A Preferred Directors and the holder of Class A Preferred Stock is not entitled to vote those shares in the election of members of the Board of Directors other than the Class A Preferred Directors.

     The McCaw Investor has informed Nextel that it intends to vote all of the Class A Preferred Stock to elect the Class A Preferred Director-nominee named in the following table. It is intended that valid proxies received will be voted, unless contrary instructions are given, to elect the other three nominees named in the following table. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that Nextel does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by the Board of Directors, to the extent consistent with Nextel's Amended and Restated Certificate of Incorporation and its By-Laws. As of the date of this proxy, the total number of directors, including the Class A Preferred Directors, eligible to serve in such capacity is ten.

     Each of the three nominees for director to be elected by the holders of Common Stock is currently a member of the Board of Directors and, if elected, will hold office until the 2002 Annual Meeting of Stockholders and until his respective successor is duly elected and qualified. The nominee for Class A Preferred Director is currently a member of the Board of Directors and, if elected, will hold office until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The incumbent directors who are not standing for election at the Annual Meeting are to serve until the end of their respective terms as specified in the following table and until their respective successors are duly elected and qualified.

                                    DIRECTOR
          NAME               AGE     SINCE       POSITIONS WITH NEXTEL           COMMITTEES
          ----               ---    --------     ---------------------           ----------
NOMINEES FOR DIRECTORS TO
HOLD OFFICE UNTIL 2002
-------------------------
Daniel F. Akerson            50       1996      Chairman of the Board of    Operations and
                                                Directors and Chief         Nominating
                                                Executive Officer
Timothy M. Donahue           50       1996      President and Chief         Finance
                                                Operating Officer and
                                                Director
Frank M. Drendel             54       1997      Director                    Compensation
Dennis M. Weibling*          47       1995      Director                    Audit, Compensation,
                                                                            Finance, Nominating,
                                                                            Operations and
                                                                            Interested Party
DIRECTORS HOLDING OFFICE
  UNTIL 2001
-------------------------
Keith Bane                   59       1995      Director                    Interested Party
Craig O. McCaw*              49       1995      Director                    Operations

                                    DIRECTOR
          NAME               AGE     SINCE       POSITIONS WITH NEXTEL           COMMITTEES
          ----               ---    --------     ---------------------           ----------
DIRECTORS HOLDING OFFICE
  UNTIL 2000
-------------------------
William E. Conway, Jr.       49       1997      Director                    Audit, Compensation,
                                                                            Finance and
                                                                            Interested Party
Keisuke Nakasaki             57       1995      Director                    Audit
Morgan E. O'Brien            54       1987      Vice Chairman of the        Operations and
                                                Board of Directors          Nominating
William A. Hoglund*          45       1998      Director                    Operations

---------------

 *  Class A Preferred Director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" INCUMBENT DIRECTORS DANIEL
F. AKERSON, TIMOTHY M. DONAHUE AND FRANK M. DRENDEL.

INFORMATION CONCERNING NOMINEES FOR ELECTION AND INCUMBENT DIRECTORS

     Based upon information received from the respective directors, set forth below is information with respect to the individuals who are nominees for election to the Board of Directors and the incumbent directors of Nextel who are not standing for election at the Annual Meeting.

     NOMINEES FOR ELECTION AS DIRECTORS TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     DANIEL F. AKERSON. Mr. Akerson has served as Chairman of the Board of Directors and Chief Executive Officer since joining Nextel on March 6, 1996. From 1993 until March 5, 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm ("Forstmann Little"). While serving as a general partner of Forstmann Little, Mr. Akerson also held the positions of Chairman of the Board and Chief Executive Officer of General Instrument Corporation ("General Instrument"), a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including president and chief operating officer. Mr. Akerson currently serves as a director of the American Express Company, America OnLine, Inc., and Nextel International, Inc., a substantially wholly owned subsidiary of Nextel ("Nextel International").

     FRANK M. DRENDEL. Mr. Drendel has served as a director of Nextel since August 20, 1997. Mr. Drendel has served as Chairman and Chief Executive Officer of CommScope, Inc., ("CommScope") a manufacturer of coaxial cable and supplier of high-performance electronics cables, since 1976. Mr. Drendel currently serves as a director of General Instrument.

     TIMOTHY M. DONAHUE. Mr. Donahue has served as President of Nextel since joining Nextel on February 1, 1996, and as a director of Nextel since June 18, 1996. On February 29, 1996, the Board of Directors elected Mr. Donahue to the additional position of Chief Operating Officer of Nextel. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc. including Regional President for the Northeast. Mr. Donahue currently serves as a director of Nextel International.

     DENNIS M. WEIBLING. Mr. Weibling has served as a director of Nextel since July 31, 1995. From October 1995 to March 1996, Mr. Weibling served as Nextel's acting Chief Executive Officer. Since 1993, Mr. Weibling has been an officer of Eagle River, Inc. ("Eagle River"), a company formed to make strategic investments in telecommunications ventures. Mr. Weibling currently serves as a director of Nextel International and NEXTLINK Communications, Inc. ("NEXTLINK").

     DIRECTORS HOLDING OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     KEITH BANE. Mr. Bane has served as a director of Nextel since July 31, 1995. Since March 1997, Mr. Bane has been Executive Vice President and President, Americas Region of Motorola, Inc. ("Motorola"). From August 1994 to March 1997, Mr. Bane has been Executive Vice President and Chief Corporate Staff Officer of Motorola. From 1973 to August 1994, Mr. Bane held various senior management positions with Motorola.

     CRAIG O. MCCAW. Mr. McCaw has served as a director of Nextel since July 31, 1995. Since 1994, Mr. McCaw has been Chairman of the Board and Chief Executive Officer of Eagle River, and since 1995, Chairman of the Board of the McCaw Investor, a company formed for the purpose of making an equity investment in Nextel. From 1974 to September 1994, Mr. McCaw served as Chairman of the Board and Chief Executive Officer of McCaw Cellular Communications, which was sold to AT&T Corp. in August 1994. Mr. McCaw currently serves as a director of Nextel International and NEXTLINK.

     DIRECTORS HOLDING OFFICE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     WILLIAM E. CONWAY, JR. Mr. Conway has served as a director of Nextel since February 12, 1997. Since 1987, Mr. Conway has been Managing Director of the Carlyle Group. Mr. Conway currently serves as a director of Global Crossing Inc. and Howmet International, Inc.

     KEISUKE NAKASAKI. Mr. Nakasaki has served as a director of Nextel since July 31, 1995. Since July 1995, Mr. Nakasaki has been President and Chief Executive Officer of NTT America, Inc. ("NTT America"), a subsidiary of Nippon Telegraph and Telephone Corporation ("NTT") of Japan. From December 1992 to July 1995, Mr. Nakasaki served as a director of Thai Telephone and Telecommunications Public Co., Ltd.

     MORGAN E. O'BRIEN. Mr. O'Brien has served as a director of Nextel since co-founding it in 1987. Since March 6, 1996, Mr. O'Brien has served as Vice Chairman of the Board of Directors. From 1987 to March 5, 1996, Mr. O'Brien served as Chairman of the Board of Directors. From 1987 to October 1994, Mr. O'Brien also served as General Counsel of Nextel.

     WILLIAM A. HOGLUND. Mr. Hoglund has served as a director of Nextel since November 18, 1998. Since January 1996, Mr. Hoglund has been Vice President and Chief Financial Officer of Eagle River. From 1978 until joining Eagle River, Mr. Hoglund was with J.P. Morgan & Co. in its investment-banking group most recently as Managing Director, focusing for the last nine years on clients in the telecommunications, cable and media industries. Mr. Hoglund currently serves as a director of NEXTLINK.

INFORMATION REGARDING CERTAIN DIRECTORSHIPS

     In connection with a number of Nextel's transactions, Nextel granted parties the right to nominate persons for election to Nextel's Board of Directors. Additionally, Nextel has agreed to limit the size of the Board of Directors to a maximum of sixteen members.

     Mr. Nakasaki's directorship is connected with NTT's investment in Nextel. On January 20, 1994, Nextel and NTT entered into a Stock Purchase Agreement (the "NTT Stock Purchase Agreement"), and NTT America and Nextel entered into a Technical Services Agreement (the "Technical Services Agreement"). In March 1999, Nextel and NTT America terminated the Technical Services Agreement. Under the terms of the NTT Stock Purchase Agreement, NTT purchased 1,532,959 shares of Common Stock for $48.925 per share, or $75 million, on April 4, 1994. Pursuant to the NTT Stock Purchase Agreement, so long as NTT owns all or substantially all of such shares, NTT is entitled to nominate one person to serve on the Board of Directors.

     The directorships of Messrs. McCaw, Weibling and Hoglund (collectively, the "Class A Preferred Directors") are connected with the McCaw Investor's investment in Nextel. Pursuant to the terms of the Class A Preferred Stock, the McCaw Investor, as the sole holder of the Class A Preferred Stock, is entitled to elect three directors or such greater number as is necessary to cause the total number of directors elected by the holder of the Class A Preferred Stock to equal 25% of the total number of members of the Board of Directors. The McCaw Investor has designated three directors, the current maximum number to which it is entitled. In electing such directors, the holder of the Class A Preferred Stock votes separately as a class.

     The directors elected by the holder of the Class A Preferred Stock are to be allocated as equally as possible among Nextel's three classes of directors. Accordingly, one Class A Preferred Director has been allocated to each of the three classes. The McCaw Investor, as the sole holder of the Class A Preferred Stock, is entitled to elect the Class A Preferred Directors unless, as a result of a sale, transfer or other disposition, it holds equity securities of Nextel having less than 5% of the aggregate voting power required to elect the Board of Directors. The McCaw Investor has also agreed not to vote its shares of Common Stock for the election of any nominees for director other than those endorsed by at least 80% of the members of the then current Board of Directors (excluding any such members who are representatives of the McCaw Investor). The McCaw Investor has agreed to cast its votes for such nominees in the same proportions as the votes cast by Nextel's other stockholders.

     Mr. Bane's directorship is connected with Motorola's investment in Nextel. Pursuant to the terms of the Contribution and Merger Agreement, dated as August 4, 1994, as amended, by and among Nextel, Motorola, ESMR, Inc. and ESMR Sub, Inc. (the "Motorola Agreement"), and subject to certain conditions, as long as Motorola owns 5% or more of the outstanding shares of Common Stock and Class B Non-Voting Common Stock, Motorola is entitled to nominate two persons for election as members of the Board of Directors. Motorola has elected currently to exercise such right only with respect to one nominee.

     In connection with Mr. Akerson's employment by Nextel, Mr. Akerson is entitled to be nominated to serve on the Board of Directors and to hold the position of Chairman of the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors are reimbursed for direct expenses relating to their activities as members of the Board of Directors. Nextel's Amended and Restated Incentive Equity Plan (the "Incentive Equity Plan") permits grants and awards thereunder to "Nonaffiliate Directors", as defined in the Incentive Equity Plan. Currently, the only Nonaffiliate Directors are Messrs. Conway and Drendel. During 1997, the Compensation Committee granted to each of Messrs. Conway and Drendel options to acquire 5,000 shares of Nextel's Common Stock, one-third of which vested upon the commencement of such director's term and the remaining two-thirds of which will vest in two equal installments on each of the first two anniversaries of such date. It is Nextel's intention to make appropriate awards under the Incentive Equity Plan to each Nonaffiliate Director upon such person's election to the Board. Nextel also provides for an annual stock option grant covering 1,000 shares of Nextel's Common Stock to each Nonaffiliate Director who is a director at the time of any stock option grant to management of Nextel, on terms identical to the standard equity option grants made to Nextel employees, except for a three year vesting schedule. In addition, a Nonaffiliate Director who is a chairman of a committee formally established by the Board of Directors will receive an annual cash payment of $5,000 for each committee of which he is chairman, in addition to an annual retainer in the amount of $20,000 which is payable to each Nonaffiliate Director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Nextel's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of Nextel's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Nextel. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish Nextel with copies of all reports filed with the Commission pursuant to
Section 16(a).

     Reports received by Nextel indicate that Mr. McCaw failed to file on a timely basis a Form 4 with respect to one transaction and Mr. Hoglund failed to file on a timely basis a Form 3 upon his election as a director.

     Based solely upon a review of Forms 3, Forms 4 and Forms 5 and amendments thereto furnished to Nextel pursuant to Rule 16a-3(e) during the fiscal year ended December 31, 1998, and written representations of certain of its directors and executive officers that no Forms 5 were required to be filed, Nextel believes that, except as specified in the preceding paragraph, all directors, executive officers and beneficial owners of more than 10% of the Common Stock have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     During 1998, the Board of Directors held eleven regularly scheduled and special meetings. During 1998, all current directors attended at least seventy-five percent (75%) of those meetings held by Nextel's Board of Directors and the respective committees on which the directors were members. In addition to attending meetings, directors also discharge their responsibilities by review of Nextel's reports to directors, visits to its facilities, correspondence and telephone conferences with Nextel's executive officers and others regarding matters of interest and concern to Nextel.

     The Board of Directors has standing Audit, Compensation, Finance, Nominating, Operations and Interested Party committees. Pursuant to the terms of the securities purchase agreement entered into by the McCaw Investor in April 1995, each committee of the Board of Directors includes at least one Class A Preferred Director as a member. All committees report their activities, actions and recommendations to the Board of Directors as appropriate.

AUDIT COMMITTEE

     Messrs. Weibling (Chairman), Nakasaki and Conway currently are members of the Audit Committee. The Audit Committee reviews with Nextel's management, the internal auditors and the independent auditors, Nextel's policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in Nextel's accounting principles or financial reporting practices; reviews independent auditor services; and recommends to the Board of Directors the firm of independent auditors to audit Nextel's consolidated financial statements. The Audit Committee held two meetings during 1998.

COMPENSATION COMMITTEE

     Messrs. Drendel (Chairman), Weibling and Conway currently are members of the Compensation Committee. The Compensation Committee is (and is expected to remain) composed entirely of directors who are not employees of Nextel or its subsidiaries. The Compensation Committee recommends to the Board of Directors the compensation and cash bonus opportunities based on the achievement of objectives set by the Compensation Committee with respect to the Chairman of the Board of Directors and Chief Executive Officer, the Vice Chairman of the Board of Directors and the President; administers Nextel's compensation plans for the same executives; determines equity compensation for all employees; reviews and approves the cash compensation and bonus objectives recommended by the Chairman of the Board of Directors and Chief Executive Officer and the President for the other executive officers of Nextel; and reviews various matters relating to employee compensation and benefits. The Compensation Committee administers, and makes all ongoing determinations concerning matters relevant to, the Incentive Equity Plan, Nextel's Associate Stock Purchase Plan and Nextel's Cash Compensation Deferral Plan. The Compensation Committee held seven meetings during 1998.

FINANCE COMMITTEE

     Messrs. Conway (Chairman), Weibling and Donahue currently are members of the Finance Committee. The Finance Committee was formed to review and, if appropriate, authorize Nextel to pursue potential opportunities to raise funding through the incurrence of indebtedness, the issuance of equity securities and such other matters or topics related thereto. The Finance Committee is authorized to engage or consult from time to time, as appropriate, at Nextel's expense, one or more investment banking firms or other professional financial advisors to advise and assist the committee, independent legal counsel for the committee and such other experts and advisors as it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Finance Committee held one meeting during 1998.

NOMINATING COMMITTEE

     The Nominating Committee was formed to recommend new members for nomination to the Board of Directors. Messrs. O'Brien (Chairman), Akerson and Weibling currently are members of the Nominating Committee. On July 27, 1995, Nextel's By-Laws were amended to provide that as long as there is an Operations Committee, there shall be a Nominating Committee composed of least three members. All nominees proposed by the Nominating Committee to serve on the committees of the Board of Directors or to stand for election to the Board of Directors (other than nominees of the McCaw Investor), shall be presented by the Nominating Committee to the Operations Committee for its endorsement prior to the submission of the nominations to the Board of Directors, except that any nomination or appointment made to meet or satisfy contractual obligations of Nextel that were in existence on April 4, 1995 need not be presented to the Operations Committee and need only be approved by a vote of a majority of a quorum of the Board of Directors. Nominees who receive the endorsement of the Operations Committee will be appointed to the designated committee or stand for election if approved by a quorum of the Board of Directors. Nominees who do not receive the endorsement of the Operations Committee will be appointed to the designated committee or stand for election only if approved by the lesser of a defined required vote or a majority of all of the members of the Board of Directors. The Nominating Committee met once during 1998. All nominees proposed for election to the Board of Directors during 1998 were elected by action of the full Board of Directors. The Nominating Committee has not yet adopted a policy with respect to the consideration of, nor has it instituted a formal procedure for considering, director candidates recommended by stockholders for election to the Board of Directors.

OPERATIONS COMMITTEE

     The Operations Committee was formed on July 31, 1995 in connection with the McCaw Investor's investment in Nextel. Messrs. McCaw (Chairman), Akerson, Hoglund, O'Brien and Weibling currently are members of the Operations Committee. Nextel's Bylaws provide that the Operations Committee shall be comprised of five members, three of whom shall be Class A Preferred Directors. Also, in connection with Mr. Akerson's employment by Nextel, Mr. Akerson is entitled to serve as a member of the Operations Committee. The Operations Committee has the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel to provide wireless communications services (subject to existing equipment purchase agreements); actions with respect to acquisitions relating to wireless communications services; creation and approval of operating and capital expenditure budgets and of marketing, strategic and financing plans; nomination, supervision and oversight of certain executive officers of Nextel; and endorsement of nominees proposed by the Nominating Committee to serve on the Board of Directors and/or committees thereof. The Operations Committee did not meet during 1998 but took actions by unanimous written consent on four occasions.

     The Board of Directors retains the power and authority to override actions taken or proposed by the Operations Committee, and in certain circumstances, to terminate the Operations Committee. The Board of Directors may override actions taken or proposed to be taken by the Operations Committee by majority vote, which would give rise to a $25,000,000 liquidated damages payment to the McCaw Investor, the commencement of accrual of a 12% dividend payable on all outstanding shares of Class A Preferred Stock, and the immediate vesting of the unvested portion of an option entitling Eagle River to purchase up to 1,000,000 shares of Common Stock at an exercise price of $12.25 per share. See "Certain Relationships and Related Transactions." The Board of Directors, by a defined super-majority vote, may override actions taken or proposed by the Operations Committee, and in certain circumstances, terminate the Operations Committee without triggering the obligations described above.

INTERESTED PARTY COMMITTEE

     The Interested Party Committee was formed on July 31, 1995. Messrs. Bane (Chairman), Conway and Weibling currently are members of the Interested Party Committee. Pursuant to the Motorola Agreement as long as Motorola has the right to nominate persons for election to the Board of Directors, the Motorola nominee(s) shall serve as members of the Interested Party Committee. The Interested Party Committee has the authority to review certain significant proposed transactions between Nextel and affiliated persons or entities (other than subsidiaries or other affiliated entities controlled by Nextel). The members of the Interested Party Committee determined to permit certain transactions in 1998 among Nextel, Nextel International and each of Motorola and certain controlled affiliates of Mr. McCaw to be presented to, and acted upon by, the full Board of Directors (with appropriate abstentions in each case). Accordingly, the Interested Party Committee did not meet during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Weibling is a current member of the Compensation Committee, and also serves as an officer of Eagle River, which Nextel paid about $111,400 in 1998. In addition, Mr. Weibling is an officer of Option Acquisition, L.L.C. ("Option Acquisition"), which currently holds 9,953,821 shares of Common Stock acquired from the cashless exercise of options to purchase 25,000,000 shares of Nextel's Common Stock. Mr. Drendel, who currently serves as a member of the Compensation Committee, also serves as an officer of CommScope. In 1998, Nextel purchased about $7.6 million of coaxial cable and related equipment for its antenna sites from CommScope. See "Certain Relationships and Related Transactions."

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee believes that the compensation levels of Nextel's executive officers, who provide leadership and strategic direction for Nextel, should consist of (1) base salaries that are commensurate with executives of other comparable telecommunications companies and (2) cash bonus opportunities based on achievement of objectives set by the Compensation Committee with respect to the Chairman, the Vice Chairman and the President and by the Chief Executive Officer and the President in consultation with the Compensation Committee with respect to the other executive officers of Nextel. The Compensation Committee also believes that it is important to provide Nextel's executive officers with significant stock-based incentive compensation, which increases in value in direct correlation with improvement in the performance of Nextel's Common Stock, thereby aligning management's interests with those of Nextel's stockholders.

     The Compensation Committee considers the following factors (ranked in order of importance) when determining compensation of executive officers:

        (1) Nextel's performance measured by attainment of specific strategic objectives, stock price performance and operating results;

        (2) the individual performance of each executive officer including the achievement by the executive or such executive's functional group of identified goals; and

        (3)  historical cash and equity compensation levels.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to such a company's chief executive officer and its four other most highly compensated executive officers, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements. The Incentive Equity Plan does not meet those requirements, and the Compensation Committee has determined that meeting such requirements may not necessarily be in Nextel's best interest. Accordingly, the Compensation Committee has decided not to recommend any amendment to the Incentive Equity Plan to satisfy those requirements at this time. In any event, Nextel does not anticipate having taxable income against which a deduction could be taken in the near future.

CASH COMPENSATION

     The salaries of certain executive officers were initially set by their respective employment agreements, which provide that Nextel may increase such executive officer's base salary throughout the term or any renewal term of such employment agreement. Each such agreement is consistent with Nextel's compensation policy as set forth in this proxy statement.

     As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each year, a performance plan is established. Each such annual plan sets forth overall goals to be achieved by Nextel, as well as specific performance goals to be achieved by each of its executive officers according to his or her duties and responsibilities, for the relevant year. For 1998, the overall goals were:

        (1) the meeting of targets relating to the acquisition and construction of antenna sites for Nextel's advanced mobile communications systems employing digital technology ("Digital Mobile Network");

        (2)  the achievement of certain Digital Mobile Network coverage goals;

        (3)  the meeting of cash flow, expense, and other budgetary targets;

        (4) the continuation, with Motorola, Nextel's equipment supplier and the developer of the proprietary technology currently deployed by Nextel in its Digital Mobile Network, of system development and technology optimization activities with respect to the Digital Mobile Network;

        (5) the meeting of targets relating to the addition and retention of subscribers on the Digital Mobile Network and relating to average subscriber revenues;

        (6)  the enhancement of strategic relationships; and

        (7)  to achieve appreciation in Nextel's stock price.

     The base salaries of each of the executive officers identified below were either set by, or determined by reference to, such executives' employment agreements (see "Executive Compensation -- Employment Agreements"). Bonus compensation for such executives was determined based on a formula that ties 75% of the target bonus objective (which in most instances is established as a percentage of base salary) to the achievement by Nextel of overall corporate goals (some of which were met or exceeded in 1998) and the remaining 25% of the target bonus objective to the achievement of specified individual or functional area goals. Under this formula, the executive officers' bonus amounts could be greater or less than the target bonus objective based on Nextel's and the executives' performance against such goals. Applying these standards, in 1998, Mr. Akerson received a bonus in the amount of $400,000, Mr. Donahue received a bonus of $300,000, Mr. O'Brien received a bonus in the amount of $157,175, Mr. Sidman received a bonus in the amount of $175,000, and Mr. Foosaner received a bonus in the amount of $154,007. Other executive officers of Nextel received salary increases and bonuses based on the achievement of overall corporate goals and their individual and functional goals during 1998. On average, the Compensation Committee believes the cash compensation for executive officers of Nextel is comparable to industry salary and bonus levels.

EQUITY COMPENSATION

     The Compensation Committee administers and authorizes all grants and awards made under the Incentive Equity Plan. Periodically, the Compensation Committee authorizes grants of options to purchase Common Stock under the Incentive Equity Plan to all employees who have been with Nextel during the preceding year. The Compensation Committee also authorizes awards for new employees as incentives to join Nextel. In determining whether and in what amount to grant stock options or other equity compensation to Nextel's executive officers in 1998, the Compensation Committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of Nextel's executive officers. The Compensation Committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally-talented executives who are necessary to achieve Nextel's long-term goals, especially at a time of significant growth and competition in the wireless communications industry.

     During 1998, the Compensation Committee granted equity compensation to all the executive officers named in the Summary Compensation Table below and approved grants of equity compensation to other specific executive officers of Nextel, consistent with the Compensation Committee's overarching policy of granting equity compensation to key executives and to Nextel's employees in general.

     During 1998 the Compensation Committee was comprised of three members, Messrs. Drendel (who serves as Chairman), Weibling and Masaaki Torimoto, (who served as a member during that period prior to his resignation on February 4, 1999 and who was replaced on February 18, 1999 as a member of the Compensation Committee by William E. Conway, Jr.).

                                          The Compensation Committee

                                          Frank M. Drendel, Chairman
                                          Dennis M. Weibling

                             EXECUTIVE COMPENSATION

     The following table and discussion summarizes the compensation of the Chief Executive Officer of Nextel and each of the four other most highly compensated executive officers of Nextel during 1998 (collectively, the "Named Executive Officers") for the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                          ----------------------
                                           ANNUAL COMPENSATION                    AWARDS
                                   -----------------------------------   -------------------------
                                                             OTHER       RESTRICTED    SECURITIES
                                                             ANNUAL        STOCK       UNDERLYING     ALL OTHER
         NAME AND                  SALARY        BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   COMPENSATION
    PRINCIPAL POSITION       YEAR    ($)          ($)         ($)           ($)           (#)           ($)(1)
    ------------------       ----  -------      -------   ------------   ----------   ------------   ------------
Daniel F. Akerson            1998  400,008      400,000          --              --    1,000,000        15,576
  Chief Executive Officer    1997  400,008      300,000          --              --    1,200,000         8,858
    and
  Chairman of the Board      1996  328,725(2)   300,000          --      15,375,000(3)  1,000,000        3,000
Timothy Donahue              1998  357,508      300,000          --              --      200,000         4,000
  President and Chief        1997  312,504      206,250          --              --      175,000         3,200
    Operating
  Officer                    1996  252,076(4)   506,250(5)    76,428(6)          --      400,000         3,000
Morgan E. O'Brien            1998  357,216      157,175          --              --       50,000         5,000
  Vice Chairman of the       1997  357,216      150,000          --              --       50,000         3,200
    Board
                             1996  364,086      350,000(7)        --             --      100,000         3,000
Robert S. Foosaner           1998  350,016      154,007          --              --       25,000         4,052
  Vice President and         1997  350,016       50,000          --              --       25,000         3,200
  Chief Regulatory Officer   1996  355,227       59,630          --       1,537,000(8)         --        3,000
Thomas J. Sidman             1998  288,035      175,000          --              --       75,000         5,000
  Vice President and         1997  265,764      137,000          --              --       60,000         3,200
  General Counsel            1996  260,931      128,000     138,556(9)           --      100,000         3,000

---------------

(1) "All Other Compensation" is comprised of Nextel's contributions to Nextel's 401(k) Plan on behalf of the Named Executive Officers. Mr. Akerson's, additional compensation also included $5,658 and $12,909 for 1997 and 1998, respectively, representing the value of benefits received related to his use of Nextel's plane.

(2) Mr. Akerson joined Nextel on March 6, 1996 and the compensation received by him for fiscal 1996 is for the ten-month period ended December 31, 1996.

(3) Mr. Akerson's deferred stock award granted in 1996 is based on 1,000,000 shares times $15.375 per share, which was the closing price of Nextel's Common Stock on March 4, 1996, the date of award. The shares covered by Mr. Akerson's deferred stock award vested 100% on March 5, 1999. The value of the shares covered by Mr. Akerson's deferred stock award as of December 31, 1998 was $23,625,000 (1,000,000 shares times $23.625, the closing price of the Common Stock on that date). In early 1997, Nextel and Mr. Akerson agreed to alternative arrangements replacing a grant of 1,000,000 of 2,000,000 deferred shares made to Mr. Akerson with options to purchase an equivalent number of shares. This alternative arrangement provided that 1,000,000 deferred shares covered by the original grant will continue to vest and would become distributable to him (subject to further deferral elections by him) on March 5, 1999. Mr. Akerson and Nextel amended the terms of his employment agreement in effect on March 5, 1996, as previously amended by a letter agreement dated March 24, 1998 on February 26, 1999 (the employment agreement, as amended through February 26, 1999 is referred to as the "Amended Employment Agreement"). Pursuant to the Amended Employment Agreement, Mr. Akerson elected to further defer receipt of the 1,000,000 deferred shares covered under the original grant. Additionally, pursuant to the Amended Employment Agreement, Mr. Akerson and Nextel reached certain other agreements principally relating to the extension of the term of his employment for an additional year. (See "Executive
    Compensation -- Employment Agreements).

(4) Mr. Donahue joined Nextel on February 1, 1996 and the compensation received by him during fiscal year 1996 is for the eleven-month period ended December 31, 1996.

(5) Includes an employment commencement bonus pursuant to Mr. Donahue's employment agreement in the amount of $300,000 and a fiscal year 1996 performance bonus in the amount of $206,250.

(6) Represents Mr. Donahue's allowance for relocation expenses upon accepting employment with Nextel.

(7) Includes a performance bonus in the amount of $200,000 for fiscal year 1995 performance and a performance bonus in the amount of $150,000 for fiscal year 1996 performance.

(8) Mr. Foosaner's deferred stock award in 1996 is based on 100,000 shares times $15.375 per share, which was the closing price of the Common Stock on March 4, 1996, the date of award. During each of fiscal year 1996, 1997 and 1998, 25,000 shares of Mr. Foosaner's deferred stock award vested for a total vested amount of 75,000 shares. The value of the remainder of Mr. Foosaner's deferred stock award as of December 31, 1998 was $590,625 (25,000 shares times $23.625, the closing price of the Common Stock on such date). The shares covered by Mr. Foosaner's deferred stock award vest 25% six months after the date of grant and 25% on each of the first three anniversaries of the date of grant or such later date as may be selected by Mr. Foosaner under certain circumstances.

(9) Represents Mr. Sidman's allowance for relocation expenses.

OPTION GRANTS IN 1998

     The following table sets forth certain information concerning options to purchase Common Stock that were granted in 1998 to the Named Executive Officers. Nextel did not grant stock appreciation rights in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        PERCENT OF
                                                          TOTAL
                                         NUMBER OF       OPTIONS
                                         SECURITIES      GRANTED     EXERCISE                 GRANT DATE
                                         UNDERLYING         TO        OR BASE                   PRESENT
                                          OPTIONS       EMPLOYEES      PRICE     EXPIRATION   DATE VALUE
                NAME                   GRANTED(#)(1)     IN 1998     ($/SHARE)      DATE        ($)(2)
                ----                   --------------   ----------   ---------   ----------   -----------
Daniel Akerson.......................    1,000,000        12.04%     $26.5625     02/11/08    16,805,000
Timothy Donahue......................      200,000         2.41%     $26.5625     02/11/08     3,361,000
Morgan E. O'Brien....................       50,000          .60%     $26.5625     02/11/08       840,250
Robert S. Foosaner...................       25,000          .30%     $26.5625     02/11/08       420,125
Thomas Sidman........................       75,000          .90%     $26.5625     02/11/08     1,260,375

---------------

(1) The specified options were granted on February 11, 1998 and vest over a four-year period at a rate of 25% per year from the date of grant.

(2) The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Expected stock price volatility...............      51%
Risk-free interest rate.......................  4.6% - 6.7%
Expected life of options......................    8 years
Expected dividend yield.......................     0.00%

     Nextel's stock options are nontransferable (except to family members or by will, as provided in Nextel's Incentive Equity Plan), and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. Nextel has based its assumption for stock price volatility on the variance of weekly closing prices of Nextel's stock for the past 5 years. The risk-free rate of return used equals the yield on 10-year zero-coupon U.S. Treasury issues on the grant date. No discount was applied to the value of the grants for restrictions on transferability or risk of forfeiture.

OPTION EXERCISES IN 1998 AND YEAR-END VALUES

     The following table sets forth information concerning the exercise by the Named Executive Officers of options to purchase Nextel's Common Stock during 1998 and unexercised options to purchase Nextel's Common Stock held by the Named Executive Officers as of December 31, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                 OPTIONS                      AT FISCAL
                                             VALUE       AT FISCAL YEAR-END (#)            YEAR-END ($)(2)
                         SHARES ACQUIRED   REALIZED    ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)     ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   ---------   -----------   -------------   -----------   -------------
Daniel F. Akerson......           --              --     450,000       2,750,000      3,825,000     15,250,000
Timothy Donahue........           --              --     193,750         481,250      1,890,625      2,634,375
Morgan E. O'Brien......      255,015       4,270,866     395,962         137,500      3,885,230        743,750
Robert S. Foosaner.....           --              --     222,250          47,750      1,595,125        199,875
Thomas J. Sidman.......       10,000         196,875     202,000         203,000      1,601,750        940,750

---------------

(1) The value realized is calculated by determining the difference between the market price of Common Stock underlying the options and the relevant exercise price(s) of the options, at the time of exercise.

(2) The value of the in-the-money options is based on the closing price of Nextel's Common Stock as reported by the Nasdaq Stock Market on December 31, 1998, which was $23.625 per share, less the total exercise price, multiplied by the total number of shares underlying such options.

EMPLOYMENT AGREEMENTS

     A. MR. AKERSON. Nextel entered into an employment agreement with Mr. Akerson that originally provided for his employment as Chairman of the Board and Chief Executive Officer through March 5, 1999. The employment agreement provides for an annual base salary of $400,000, which may be increased annually by Nextel, and for an annual bonus as determined by the Board of Directors in their discretion. For 1998, there was no increase in Mr. Akerson's base salary. Mr. Akerson's employment agreement also originally provided that Mr. Akerson be:

     - granted 1,000,000 deferred shares of Common Stock that vest on March 5, 1999;

     - granted options to purchase 1,000,000 shares of Common Stock that vest 20% per year beginning March 4, 1997; and

     - granted options to purchase 1,000,000 shares of Common Stock that vest on March 5, 2006, provided that vesting (a) may occur earlier, (b) be deferred by Mr. Akerson under specific circumstances, and (c) will occur automatically upon a change in control of Nextel.

Under Mr. Akerson's employment agreement, Mr. Akerson is also entitled to receive a special bonus in the amount of $14,750,000, provided he continues to be employed by Nextel through March 5, 2006. The special bonus is also payable in the event of a change in control of Nextel prior to March 5, 2006 and in some circumstances prior to that time.

     On February 26, 1999, Mr. Akerson and Nextel entered into a letter agreement, which made certain amendments to the terms of his original employment agreement, as previously amended. The material changes effected by such letter agreement and now reflected in the Amended Employment Agreement are briefly summarized below:

     - Mr. Akerson agreed to extend the term of his employment for an additional year until March 5, 2000;

     - Mr. Akerson elected to defer receipt of the 1,000,000 deferred shares, which on March 5, 1999 vested (in accordance with the original grant terms);

     - The calculation used to determine the vested portion of the original grant of 1,000,000 option shares scheduled to vest on March 5, 2006 (assuming continuation of Mr. Akerson's employment with Nextel) was modified. As revised, in the event Mr. Akerson's employment is terminated prior to March 5, 2000, the vesting of such option shares is based on a five-year vesting schedule beginning from March 5, 1996;

     - Certain post-termination consulting relationship and benefits continuation arrangements were agreed to between Nextel and Mr. Akerson; and

     - In partial consideration of Mr. Akerson's agreement to extend the term of his employment and defer receipt of the deferred shares, Nextel agreed to cause one of its subsidiaries to advance Mr. Akerson a loan in the amount of $500,000. Such loan was made on March 10, 1999, bears simple interest (payable annually) at a rate of 4.75% and is due on March 10, 2002. The loan provides that it is to be forgiven upon any termination of Mr. Akerson's employment prior to such date, and that Mr. Akerson is responsible for discharging all tax obligations associated with any such loan forgiveness.

     B. MR. DONAHUE. Nextel entered into an employment agreement with Mr. Donahue that provides for his employment as President and Chief Operating Officer through February 1, 1999, and thereafter unless terminated upon twelve months notice, for an annual base salary of $275,000, which may be increased annually by Nextel, and for an annual bonus payable as determined by the Board of Directors in their discretion. For 1998, Mr. Donahue's annual salary was increased to $357,508. The agreement also provides that Mr. Donahue be:

     - awarded an employment commencement bonus in the amount of $300,000 (which was paid in 1996);

     - granted options to purchase 300,000 shares of Common Stock that vest 25% per year commencing February 1997 and will automatically vest upon a change in control of Nextel; and

     - granted options to purchase 100,000 shares of Common Stock that vest upon the election by Mr. Donahue to waive a long-term performance bonus in the amount of $1,600,000, to be paid at Mr. Donahue's election but not earlier than January 31, 1999 or later than January 3, 2000 (the "Long-Term Bonus").

     C. ADDITIONAL TERMS OF EMPLOYMENT AGREEMENTS WITH MESSRS. AKERSON AND DONAHUE. The employment agreements with Messrs. Akerson and Donahue also provide:

     - that in the event of permanent disability affecting such officers during the employment term, Nextel will pay such officers their existing base salary for a period of twelve months and will make all benefit payments on behalf of such officers for a period of twelve months; and

     - Messrs. Akerson and Donahue will be subject to specific confidentiality and non-competition restrictions during the employment term and for a period of two years after the termination of the employment term.

     For purposes of the employment agreements with Messrs. Akerson and Donahue, a change in control of Nextel will be deemed to have occurred if:

     - Nextel transfers substantially all of its assets or is merged into another entity and, as a result, less than a majority of the combined voting power of such entity is held by the holders of the voting securities of Nextel;

     - 51% or more of the outstanding voting stock of Nextel is acquired by a person, entity or "group" (within the meaning of Rule 13d-5(b) under the Exchange Act);

     - the Operations Committee ceases to exist;

     - representatives of the McCaw Investor cease to control the Operations Committee or Mr. McCaw ceases to own or control a majority of the voting power of the McCaw Investor; or

     - upon the occurrence of similar transactions or events.

     D. MR. O'BRIEN. Mr. O'Brien's employment with Nextel is not pursuant to any written agreement. For 1998, Mr. O'Brien's annual salary was $357,216.

     E. MR. FOOSANER. Nextel entered into an employment agreement with Mr. Foosaner in March 1992, which provides for his employment for an initial term until March 1995 with automatic extensions for successive one year terms unless, two years prior to the expiration of the then-current term, Nextel or Mr. Foosaner elects not to have the term extended. The employment agreement with Mr. Foosaner provides for an annual salary of $250,000, which may be increased by the Board of Directors. For 1998, Mr. Foosaner's annual salary was $350,016. Under Mr. Foosaner's employment agreement, certain stock options granted thereunder that remain outstanding will automatically become vested and exercisable in full upon:

     - a filing pursuant to any federal or state law in connection with any tender offer;

     - the execution of any agreement relating to a merger, consolidation or reorganization of Nextel; or

     - the sale of substantially all of the assets of Nextel to another entity if, in the opinion of the Board of Directors, these actions would result in the creation of a single majority controlling interest in Nextel.

     F. MR. SIDMAN. Nextel entered into an employment agreement with Mr. Sidman effective in October 1994, which provides for his employment for an initial term until January 1998 with automatic extensions for successive one year terms unless Mr. Sidman or Nextel, not later than the first day of any successive one-year term, elects not to have the term extended. The employment agreement with Mr. Sidman provides for an annual salary of $250,000, which may be increased by the Board of Directors. Mr. Sidman's salary for 1998 was $288,035. Under Mr. Sidman's employment agreement, certain stock options or deferred shares granted thereunder that remain outstanding will automatically become vested and exercisable in full upon:

     - a filing pursuant to any federal or state law in connection with any tender offer;

     - the execution of any agreement relating to a merger, consolidation or reorganization of Nextel; or

     - the sale of substantially all of the assets of Nextel to another entity if, in the opinion of the Board of Directors, these actions would result in the creation of a single majority controlling interest in Nextel.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 17, 1999 (the "Ownership Date"), the amount and percentage of shares of each class of Nextel's capital stock that are deemed under the rules of the Commission to be "beneficially owned" by (i) each director of Nextel, (ii) each of the Named Executive Officers employed by Nextel as of the Ownership Date, (iii) all directors and executive officers of Nextel as a group and (iv) each person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) known by Nextel to be the beneficial owner of more than 5% of the outstanding shares of each class of Nextel's capital stock.

                                                                   AMOUNT AND NATURE
                                           TITLE OF CLASS OF         OF BENEFICIAL      APPROXIMATE %
       NAME OF BENEFICIAL OWNER          NEXTEL CAPITAL STOCK        OWNERSHIP(1)       OF CLASS (2)
       ------------------------         -----------------------    -----------------    -------------
Daniel F. Akerson.....................  Class A Common Stock           2,550,000(3)             *
Morgan E. O'Brien.....................  Class A Common Stock             807,961(4)             *
Keith J. Bane.........................  Class A Common Stock                   0(5)             *
Frank M. Drendel......................  Class A Common Stock              11,834(6)             *
Timothy M. Donahue....................  Class A Common Stock             363,500(7)             *
William E. Conway, Jr. ...............  Class A Common Stock             121,975(8)             *
William A. Hoglund....................  Class A Common Stock          63,012,607(9)         20.1%
Craig O. McCaw........................  Class A Common Stock          63,062,607(10)        20.1%
Keisuke Nakasaki......................  Class A Common Stock                   0(11)            *
Dennis M. Weibling....................  Class A Common Stock          63,012,607(12)        20.1%
Robert S. Foosaner....................  Class A Common Stock             260,750(13)            *
Thomas J. Sidman......................  Class A Common Stock             266,943(14)            *
All directors and executive
  Officers as a group (18 persons)....  Class A Common Stock          67,976,953(15)        20.2%
5% Stockholders (not listed above):
Motorola, Inc.........................  Class A Common Stock          58,890,000(16)        20.0%(17)
1303 East Algonquin Road..............  Class B Common Stock          17,830,000           100.0%
Schaumburg, Illinois 60196
Digital Radio, L.L.C..................  Class A Common Stock          52,258,786(18)        16.7%(19)
2300 Carillon Point...................  Class A Preferred Stock        7,905,981           100.0%
Kirkland, Washington 98033............  Class B Preferred Stock               82           100.0%
FMR Corp..............................  Class A Common Stock          14,034,982(20)         5.1%
82 Devonshire Street
Boston, Massachusetts 02109
Wendy P. McCaw........................  Class A Common Stock          14,809,937(21)         5.3%
c/o Ampersand Telecom, LLC
1301 Santa Barbara Street
Santa Barbara, California 93101

---------------
   * Less than one percent (1%).

 (1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the Ownership Date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Nextel capital stock beneficially owned.

 (2) Unless otherwise indicated, represents the voting power of the number of shares of each of class of capital stock beneficially owned as of the Ownership Date by each named person or group, expressed as a percentage of
     (a) all shares of Nextel capital stock of the indicated class actually outstanding as of such date, plus (b) all other shares of Nextel capital stock deemed outstanding as of such date pursuant to Rule 13d-3(d)(1) under the Exchange Act.

 (3) Comprised of 1,000,000 vested deferred shares of Common Stock obtainable as of the Ownership Date and 1,350,000 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Akerson upon the exercise of non-qualified stock options and 200,000 shares of Common Stock held through a limited liability company wholly owned by Mr. Akerson and members of his immediate family and obtainable as of the Ownership Date or within 60 days thereafter upon the exercise of nonqualified stock options. Mr. Akerson disclaims beneficial ownership of all shares of Common Stock held by such limited liability company, except to the extent of his pecuniary interest therein.

 (4) Includes 445,962 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. O'Brien upon the exercise of nonqualified stock options.

 (5) Mr. Bane, who is Executive Vice President and President, Americas Region of Motorola, disclaims beneficial ownership of all securities of Nextel held by Motorola. See note 16.

 (6) Includes 3,334 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Drendel upon the exercise of non-qualified stock options.

 (7) Includes 362,500 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Donahue upon the exercise of non-qualified stock options.

 (8) Includes 5,000 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Conway upon the exercise of non-qualified stock options. Includes 71,266 shares of Common Stock directly held by Mr. Conway and 45,709 shares of Common Stock held through various entities with respect to which Mr. Conway disclaims beneficial ownership except to the extent of his pecuniary interest therein.

 (9) Mr. Hoglund, who is an officer of the McCaw Investor, Option Acquisition and Eagle River, disclaims beneficial ownership of all securities of Nextel held by the McCaw Investor, Option Acquisition and Eagle River except to the extent of his pecuniary interest therein. See notes 10 and 18.

(10) Comprised of (i) 50,000 shares of Common Stock beneficially owned by Mr. McCaw; (ii) 52,258,786 shares of Common Stock beneficially owned by the McCaw Investor, (iii) 800,000 shares of Common Stock obtainable as of or within 60 days of the Ownership Date upon the exercise of a portion of an option granted to Eagle River, and (iv) 9,953,821 shares of Common Stock beneficially owned by Option Acquisition. Mr. McCaw, who is an equity owner and controlling person of Eagle River, the McCaw Investor and Option Acquisition, disclaims beneficial ownership of all securities of Nextel held by Eagle River, the McCaw Investor and Option Acquisition, except to the extent of his pecuniary interest therein. See note 18.

(11) Mr. Nakasaki, who is President and Chief Executive Officer of NTT America, disclaims beneficial ownership of all shares of Common Stock held by NTT. As of the Ownership Date, NTT held 1,532,959 shares of Common Stock.

(12) Mr. Weibling, who is an officer of the McCaw Investor, Option Acquisition and Eagle River, disclaims beneficial ownership of all securities of Nextel held by the McCaw Investor, Option Acquisition and Eagle River, except to the extent of his pecuniary interest therein. See notes 10 and 18.

(13) Includes 234,750 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Foosaner upon the exercise of nonqualified stock options.

(14) Includes 167,000 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Sidman upon the exercise of nonqualified stock options and 93,750 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by his spouse upon the exercise of nonqualified stock options. Mr. Sidman disclaims beneficial ownership of all shares of Common Stock held by his spouse, except to the extent of his pecuniary interest therein.

(15) Includes an aggregate of 4,392,297 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter by directors and executive officers as a group upon the exercise of nonqualified stock options or other stock purchase rights. See also notes 10, 16, 17, 18 and 19.

(16) Comprised of (i) 38,170,000 shares of Common Stock beneficially owned by Motorola, (ii) 17,830,000 shares of Class B Non-Voting Common Stock beneficially owned by Motorola and (iii) 2,890,000 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon exercise of a warrant.

(17) Assuming conversion of the Class B Non-Voting Common Stock held by Motorola and exercise of a warrant by Motorola.

(18) Comprised of (i) 13,458,039 shares of Common Stock beneficially owned by the McCaw Investor, (ii) 15,082,722 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon the exercise of certain options and (iii) 23,718,025 shares of Common Stock, which represents the conversion of the 7,905,981 shares of Class A Preferred Stock and the 82 shares of Class B Preferred Stock held by the McCaw Investor. Eagle River Investments, L.L.C., the manager of the McCaw Investor, also reports beneficial ownership of the shares beneficially owned by the McCaw Investor. Excludes 4,917,278 shares of Common Stock obtainable as of the Ownership Date upon the exercise of certain options currently held by Wendy P. McCaw that the McCaw Investor has the right to exercise in the event Wendy P. McCaw does not elect to exercise such options. See note 21.

(19) Assuming conversion of Class A Preferred Stock and Class B Preferred Stock into Common Stock and the exercise of options held by the McCaw Investor.

(20) As reported in the most recent Schedule 13G filed by FMR Corp. ("FMR"), on behalf of itself, Fidelity Management & Research Company ("Fidelity"), Fidelity American Special Situations Trust ("FASST"), Fidelity Management Trust Company ("FMT"), Edward C. Johnson, 3rd, Abigail P. Johnson and Fidelity International Limited ("FIL") a former subsidiary of Fidelity: (i) Fidelity and FMT are wholly-owned by FMR and FASST is a unit trust whose investment adviser is FIL, an entity in which Mr. Johnson owns about 40% of the voting power through a partnership, (ii) FMR and Mr. Johnson have sole dispositive power with respect to 12,041,003 shares beneficially owned by Fidelity and neither FMR nor Mr. Johnson has sole power to vote or direct the voting of such shares; FIL, FMR and FASST each has sole power to vote and dispose of the 29,400 shares held by FASST; (iii) Mr. Johnson and FMR, through control of FMT, each has sole dispositive power over 1,181,553 shares and sole power to vote or direct voting of 996,138 shares and no power to vote or direct the voting of 185,415; (iv) Mr. Johnson and Ms. Johnson are chairman and director of FMR, respectively; (v) FMR is the beneficial owner of 707,826 shares and has sole dispositive power and no power to vote or direct the voting of the 707,826 shares; and (vi) FIL has sole power to vote and dispose of 75,200 shares.

(21) As reported in the most recent amendment to the Schedule 13D of Wendy P. McCaw, The Ampersand Telecom Trust, a trust of which Wendy P. McCaw is the sole beneficiary ("Ampersand Trust") and Ampersand Telecom, LLC, a limited liability company ("Ampersand LLC") of which Ampersand Trust is the managing member, Wendy P. McCaw has sole voting and dispositive power with respect to 9,892,659 shares of Common Stock and shared voting and dispositive power with Ampersand Trust and Ampersand LLC with respect to 4,917,278 shares of Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon the exercise of certain options held by Ampersand LLC. Excludes 7,619,677 shares of Common Stock obtainable as of the Ownership Date upon the exercise of certain options currently held by the McCaw Investor that Wendy P. McCaw has the right to exercise in the event the McCaw Investor does not elect to exercise such options. See note 18.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of Nextel beginning December 31, 1993, during the nine-month transition period ended December 31, 1994 and the fiscal years ended December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998 with the cumulative total stockholder return of companies comprising the Standard & Poor's 500 Stock Index ("S&P 500 Stock Index), Nasdaq Stock (US) Index and the total stockholder return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunications companies of comparable market capitalization traded on the Nasdaq Stock Market. This Performance Graph includes S&P 500 Stock Index as a result of Nextel's inclusion in the S&P 500 in April 1998. Nextel will provide stockholders a list of the companies included in the Nasdaq Telecommunications Index upon request. The graph was prepared by Nextel with data provided by Research Data Group. The graph assumes an initial investment of $100 in Nextel's Common Stock on December 31, 1993 and reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                       AMONG NEXTEL COMMUNICATIONS, INC.,
                     THE STANDARD & POOR'S 500 STOCK INDEX
                       THE NASDAQ STOCK MARKET (US) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                   NEXTEL         STANDARD &      NASDAQ STOCK          NASDAQ
                              COMMUNICATIONS,     POOR'S 500      MARKET (US)     TELECOMMUNICATIONS
                                   INC.          STOCK INDEX         INDEX              INDEX
31-DEC-93                           100              100              100                 100
31-DEC-94                            39              101               98                  83
31-DEC-95                            40              139              138                 109
31-DEC-96                            35              171              170                 112
31-DEC-97                            70              229              209                 165
31-DEC-98                            63              294              293                 270

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A. NEXTEL, THE MCCAW INVESTOR AND MR. MCCAW: On April 4, 1995, Nextel, the McCaw Investor and Mr. McCaw entered into the Securities Purchase Agreement (as amended, the "McCaw Securities Purchase Agreement") and certain other related agreements (the "McCaw Transaction"), pursuant to which the McCaw Investor made a significant equity investment in Nextel.

     Concurrently with the execution of the McCaw Securities Purchase Agreement, Nextel entered into a Management Support Agreement (the "Support Agreement") with Eagle River, an affiliate of the McCaw Investor that is also controlled by Mr. McCaw, pursuant to which Eagle River provides management and consulting services to Nextel, the Board of Directors and the Operations Committee from time to time as requested.

     In consideration of the services to be provided to Nextel under the Support Agreement, Nextel granted an option to purchase an aggregate of 1,000,000 shares of Common Stock at an exercise price of $12.25 per share to Eagle River. The option expires on April 4, 2005, is currently exercisable for 800,000 shares and becomes exercisable for an additional 200,000 shares on April 4, 2000. Additionally, Nextel agreed to reimburse Eagle River for all out-of-pocket costs, plus up to $200,000 per year for all allocable overhead costs reasonably incurred by Eagle River in connection with the performance of its obligations under the Support Agreement. Payments in the amount of about $111,400 were made to Eagle River pursuant to the Support Agreement during 1998.

     On January 2, 1998, an affiliate of Mr. McCaw sold an aircraft to Nextel Aviation, Inc. for $8.15 million in cash and 50,000 shares of Common Stock.

     On July 28, 1998, Option Acquisition, L.L.C., an entity controlled by Mr. McCaw, exercised options to purchase 9,953,821 shares of Common Stock in a cashless exercise transaction as permitted by the terms of such option.

     Messrs. McCaw, Hoglund and Weibling, directors of Nextel, are officers of Eagle River, the McCaw Investor and Option Acquisition, L.L.C.

     B. NEXTEL AND MOTOROLA: Nextel purchases Motorola-manufactured infrastructure and subscriber equipment from Motorola pursuant to certain equipment purchase agreements. During 1998, Nextel purchased approximately $1.54 billion of infrastructure and other equipment, warranties and services from Motorola. Pursuant to existing equipment purchase agreements between Nextel and Motorola and subject to certain conditions, Nextel has agreed to purchase a significant amount of additional infrastructure equipment from Motorola.

     In October 1997, McCaw International (Brazil), Ltd. ("Nextel Brazil") and Motorola Credit Corporation a subsidiary of Motorola ("Motorola Credit"), entered into an equipment financing agreement whereby Motorola Credit agreed to provide up to $125.0 million in revolving loans (the "Brazil Motorola Financing") to Nextel Brazil to be used to acquire infrastructure equipment and related services from Motorola. The Brazil Motorola Financing is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate based on either the prime rate or the London Interbank Offered Rate ("LIBOR"). The loans are secured by a first priority lien on substantially all of Nextel Brazil's assets, a pledge of all of the stock of Nextel Brazil and its subsidiaries, and guarantees by Nextel International and Motorola International Development Corporation ("Motorola International") of 93.9% and 6.1%, respectively, of Nextel Brazil's obligations under such financing. The Brazil Motorola Financing contains certain financial and operating covenants. In the event of noncompliance with certain financial covenants, Nextel Brazil may cure any noncompliance by receiving additional equity contributions. The availability of borrowings under the Brazil Motorola Financing is subject to the satisfaction or waiver of certain applicable borrowing conditions.

     On August 27, 1998, Nextel International and Motorola Credit entered into a financing agreement (the "Motorola Bridge Financing Agreement"), pursuant to which Motorola Credit agreed to provide up to $12.0 million in term loans to Nextel International to (i) finance the cost of equipment and services (including ancillary products and services) purchased from Motorola by Infocom Communications Network, Inc. ("Nextel Philippines") and (ii) to reimburse Nextel International for payments made by it to Motorola for the purchase of equipment and related services for the benefit of Nextel Philippines (the "Philippines Motorola Bridge Financing"). Loans under the Philippines Motorola Bridge Financing are unsecured, bear interest at rates based upon the U.S. prime rate plus 2.5%. These loans were repaid in full, including all accrued and unpaid interest, in February 1999, in conjunction with the initial funding of loans to

Nextel International under financing arrangements entered into between Nextel International and Motorola Credit (the "International Motorola Financing Facility") described below.

     On October 30, 1998, Nextel International exercised a put right and sold shares representing about 10% of the outstanding shares of Communicaciones Nextel del Peru S.A. ("Nextel Peru") to Motorola International for a purchase price of about $6.0 million. As of December 31, 1998, Nextel International and Motorola International each hold about 62.1% and 30.9% of Nextel Peru, respectively.

     On February 4, 1999, Nextel International and Motorola Credit entered into the International Motorola Financing Facility, which provides for up to $225 million in incremental term loans to finance the cost of qualifying purchases of equipment and related services by or for the benefit of specified entities in which Nextel International holds an equity interest and which have been designated by agreement between Nextel International and Motorola Credit (the "Borrowing Affiliates") and to repay the principal amounts outstanding under the Philippines Motorola Bridge Financing and certain existing financing facilities between Motorola Credit and Nextel Philippines. Loans under the International Motorola Financing Facility will be repaid in eight equal semiannual installments beginning June 30, 2001 and will mature December 31, 2004. Loans under the International Motorola Financing Facility bear interest at variable rates based upon either the U.S. prime rate or LIBOR and are secured by, among other things, a pledge of the shares of stock of the Borrowing Affiliates held by Nextel International, a pledge of the shares of stock of certain other direct and indirect subsidiaries of Nextel International and a pledge of the shares of stock of the Borrowing Affiliates held by certain third party shareholders. The availability of borrowings under the International Motorola Financing Facility is subject to the satisfaction or waiver of certain applicable borrowing conditions. As of February 28, 1999, approximately $102.3 million had been borrowed under the International Motorola Financing Facility and $122.7 million remained available for future borrowings.

     Mr. Bane, a director of Nextel, is an officer of Motorola.

     C. NEXTEL AND COMMSCOPE: During 1998, Nextel purchased approximately $7.6 million of coaxial cables and related equipment from CommScope for its antenna sites. Mr. Drendel, a director of Nextel, is an officer of CommScope.

     D. OTHER TRANSACTIONS: Steven M. Shindler, Nextel's Chief Financial Officer, has received a loan from Nextel in the amount of $250,000 bearing interest at a rate of 6% per year that is due January 3, 2000.

     Mr. Akerson has received a loan from Nextel in the amount of $500,000 bearing simple interest at a rate of 4.75% per year that is due March 10, 2002 (See "Executive Compensation -- Employment Agreements -- A. Mr. Akerson").

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors to audit the consolidated financial statements of Nextel and its subsidiaries for the year ending December 31, 1999. Although such ratification is not required by law, the Board of Directors believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the stockholders to ratify the appointment of Deloitte & Touche LLP as Nextel's independent auditors would be considered by the Board in determining whether to continue the engagement of Deloitte & Touche LLP. It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, have the opportunity to make a statement if they desire, and be available to answer appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEXTEL'S INDEPENDENT AUDITORS.

                                 ANNUAL REPORT

     Nextel's 1998 Annual Report to Stockholders, including financial statements for the year ended December 31, 1998, is being distributed to all stockholders of Nextel together with this proxy statement, in satisfaction of the requirements of the Commission. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report, please contact Nextel's Investor Relations Department at (703) 394-3588.

                       EXPENSE OF SOLICITATION OF PROXIES

     Nextel will pay the cost of soliciting proxies. In addition to solicitation by mail, solicitations may also be made by telephone, telecopy or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and Nextel will reimburse them for their expenses in so doing. Officers and other employees of Nextel, as yet undesignated, may also request the return of proxies by telephone, telecopy or in person.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Annual Meeting for action. If any other matters shall properly come before the Annual Meeting, however, it is intended that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals by stockholders intended to be presented at the 2000 Annual Meeting must be forwarded in writing and received at the principal executive office of Nextel (which is scheduled to be relocated to 2001 Edmund Halley Drive, Reston, Virginia 20910 during the second quarter of 1999) no later than December 11, 1999, directed to the attention of the Corporate Secretary, for consideration for inclusion in Nextel's proxy statement for the Annual Meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in the proxy statement but seeking to have a proposal considered at the 2000 Annual Meeting, if such stockholder fails to notify the Corporate Secretary in the manner set forth above no later than February 24, 2000, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to such proposal, if the proposal is considered at the 2000 Annual Meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2000 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Commission then in effect and the provisions of Nextel's Certificate of Incorporation, Bylaws and of Delaware law.

                                   IMPORTANT

     TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING, NEXTEL URGES YOU TO PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                           NEXTEL COMMUNICATIONS, INC.
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 1999
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS. The undersigned hereby appoints Thomas J. Sidman, Gary D. Begeman and Ried R. Zulager, and each of them, as Proxies, each with the power to appoint his or her substitutes and hereby authorizes them to represent and to vote, as designated below and in accordance with their judgment upon any other matter properly presented, all the shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), of Nextel Communications, Inc. (the "Company") held of record by the undersigned at the close of business on March 17, 1999, at the Annual Meeting of Stockholders to be held on May 11, 1999 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS OF THE COMPANY AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE.

     PLEASE MARK YOUR
[X]  VOTES AS INDICATED
     IN THIS EXAMPLE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND FOR PROPOSAL 2.

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

                                            FOR     WITHHELD
1. Election of Directors to serve until     [ ]        [ ]                   [ ] Please indicate by a check mark whether you plan
the 2002 Annual Meeting of Stockholders.                                     to attend the Annual Meeting of Stockholders.
Nominees:   Daniel F. Akerson
            Timothy M. Donahue
            Frank M. Drendel                                                 Please sign your name below. When shares are held by
                                                                             joint tenants, both should sign. When signing as
EXCEPT, for vote withheld from for the following nominee(s):                 attorney, executor, administrator, trustee or
                                                                             guardian, please give the full title or capacity. If
------------------------------------------------------------                 a corporation, please sign in corporate name by an
                                                                             authorized officer and give title. If a partnership,
                                            FOR    AGAINST   ABSTAIN         please sign in partnership name by an authorized
                                                                             person.
2. The proposal to ratify the appointment   [ ]      [ ]       [ ]
of Deloitte & Touche LLP as the Company's                                    ----------------------------------------------------
independent auditors for fiscal year 1999.                                                 PRINT NAME OF STOCKHOLDER


                                                                             ----------------------------------------------------
                                                                             SIGNATURE(S)                           DATE
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